News Release

For Immediate Release:

August 18, 2008

International Barrier Technology Realizes 27% Sales Revenue Growth and 15.5% Sales Volume Growth Year-to-Year for July 2008

Watkins, MN; Vancouver, BC August 18, 2008 - International Barrier Technology Inc. (“Barrier”) (IBTGF: OTCBB; IBH: TSXV), a manufacturer of proprietary fire resistant building materials, is pleased to report double digit growth in overall sales revenue and sales volume for the month of July 2008.  Overall monthly sales revenue increased 27% to $527,157 from $416,500 in July of 2007.  Sales revenue into the Commercial Modular Market increased 27% from $160,884 to $203,927 and grew slightly for the Multi-Family Residential Roof Deck and Structural Insulated Panel market ($58,682 vs. $57,088 in July 07).

Shipments of Blazeguard products for the month of July 2008 grew 15.5% over July 2007 (713,800 sq. ft. vs. 618,100 sq. ft.)  Of the total, 579,500 sq. ft. was shipped into the Commercial Modular market; 102,700 sq. ft. went into the Multi-family Residential Roof Deck market; and 31,700 sq ft into the Structural Insulated Panel market.

“In addition to increasing sales trends, Barrier is excited at the growth opportunity in the wildfire prone areas of California,” states Dr. Michael Huddy, President.  “Recent state wide code changes are requiring additional fire resistant building materials for new construction.  Barrier is already seeing heightened requests for non-combustible and ignition resistant materials in very high fire hazard severity zones.”

About International Barrier Technology Inc.

International Barrier Technology Inc. (OTCBB: IBTGF; TSXV: IBH) develops, manufactures, and markets proprietary fire resistant building materials branded as Blazeguard®. Barrier's award-winning Blazeguard® wood panels use a patented, non-toxic, non-combustible coating with an extraordinary capability: it releases water in the heat of fire. The panels exceed "model" building code requirements in every targeted fire test and application, and are unique in combining properties that increase panel strength and minimize environmental and human impact. Blazeguard® provides Barrier's customers a premium material choice meeting an increasingly challenging combination of requirements in residential and commercial building construction. Blazeguard® customers include many of the top multifamily homebuilders, and commercial modular building manufacturers in the United States.

INTERNATIONAL BARRIER TECHNOLOGY INC.

_______________________

Michael D. Huddy

President, Director

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

Melissa McElwee, Investor Relations Manager

International Barrier Technology

(866) 735-3519

mmcelwee@intlbarrier.com

For more information please visit:

www.intlbarrier.com

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA

Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com